	Filed under Rule 424(b)(2), Registration Statement No. 333-183535
Preliminary Pricing Supplement No. 8 - Dated Monday, December 24, 2012 (To: Prospectus dated August 24, 2012)
CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DAT8	[]	100.000%	0.750%	[]	Fixed	2.400%	Monthly	01/15/2015	02/15/2013	$2.73	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 1/15/2014 and Monthly thereafter with 30 Calendar Days Notice.
02006DAU5	[]	100.000%	1.300%	[]	Fixed	3.400%	Monthly	01/15/2017	02/15/2013	$3.87	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 1/15/2014 and Monthly thereafter with 30 Calendar Days Notice.
Ally Financial Inc.	Offering Date: Monday, December 24, 2012 through Monday, December 31, 2012	Ally Financial Inc.
	Trade Date: Monday, December 31, 2012 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Friday, January 4, 2013	Prospectus dated August 24, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.